AGREEMENT AND PLAN OF MERGER
DATED AS OF SEPTEMBER 20, 2007
AMONG
ROCKHILL HOLDING COMPANY,
ROCKHILL ACQUISITION CORPORATION
AND
RTW, INC.

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AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of the 20th day of September, 2007, by and among Rockhill Holding Company, a Delaware corporation (“Parent”), Rockhill Acquisition Corporation, a Minnesota corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and RTW, INC., a Minnesota corporation (“Company”).
     WHEREAS, each of Parent, Merger Sub and Company desires to enter in to a transaction whereby Merger Sub will merge with and into Company (the “Merger”), with Company being the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, the Board of Directors of the Company has approved the Merger, the Agreement and the transactions contemplated therein in accordance with the provisions of the Minnesota Business Corporations Act (the “MBCA”) and determined the Merger is advisable and in the best interests of its shareholders upon the terms and conditions set forth herein and in accordance with the MBCA (Company, following the effectiveness of the Merger, being hereinafter sometimes referred to as the “Surviving Corporation”); and
     WHEREAS, the Board of Directors of Parent, Merger Sub and Company each have approved this Agreement and the Merger pursuant to which Merger Sub will merge with and into Company and each outstanding share of Company common stock, no par value per share (“Company Stock”), excluding any Company Dissenting Shares (as defined below), will be converted into the right to receive the Merger Consideration (as defined in Section 2.2(b)) upon the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, on the basis of the foregoing recitals and in consideration of the respective covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:
ARTICLE 1.
DEFINITIONS
     Except as otherwise expressly provided for in this Agreement, or unless the context otherwise requires, as used throughout this Agreement the following terms shall have the respective meanings specified below:
     “ACIC” means American Compensation Insurance Company, a wholly owned subsidiary of Company.
     “Affiliate” of, or a Person “Affiliated” with, a specific Person(s) is a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person(s) specified.
     “Affiliated Group” means, with respect to any entity, a group of entities required or permitted to file consolidated, combined or unitary Tax Returns (as defined herein).

     “Articles of Merger” has the meaning set forth in Section 3.2.
     “BCIC” means Bloomington Compensation Insurance Company, a wholly owned subsidiary of ACIC.
     “Benefit Arrangements” has the meaning set forth in Section 4.20(b).
     “Book Entry Shares” has the meaning set forth in Section 2.5(b).
     “Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York and Minnesota are required or authorized by law to be closed.
     “Certificates” has the meaning set forth in Section 2.5(b).
     “Closing” means the consummation of the Merger provided for in Article 2 of this Agreement on the Closing Date (as defined herein) at the offices of Rockhill Holding Company, 700 West 47th Street, Suite 350, Kansas City, Missouri 64112, or at such other place as the parties may agree upon.
     “Closing Date” means the date that is no later than the second business day following the day on which the last of the conditions specified in Articles 9, 10 and 11 (excluding, for purposes of this definition, conditions that, by their terms, are to be satisfied on the Closing Date) have been fulfilled or waived (if permissible) or such other date as the parties may agree upon.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company 401(k) Plan” means the RTW, Inc. KSOP Plan.
     “Company Disclosure Letter” means that letter designated as such that has been delivered by Company to Parent prior to the execution and delivery of this Agreement.
     “Company Dissenting Shares” has the meaning set forth in Section 2.2(b).
     “Company Option List” has the meaning set forth in Section 4.2(a).
     “Company Patents” has the meaning set forth in Section 4.25(b).
     “Company Property” has the meaning set forth in Section 4.12(b).
     “Company Registered IP” has the meaning set forth in Section 4.25(b).
     “Company Registered Marks” has the meaning set forth in Section 4.5(b).
     “Company SEC Documents” has the meaning set forth in Section 4.5(a).
     “Company Shareholders’ Meeting” means the meeting of Company’s shareholders referred to in Section 6.6.
     “Company Stock” has the meaning set forth in the second recital of this Agreement.

     “Company Stock Option Plans” means, collectively, the 1994 Stock Plan, as amended, the 2005 Stock Plan, as amended and the 1995 Employee Stock Purchase Plan and Trust.
     “Company Stock Option” means any option or right to acquire Company Stock, or stock appreciation right payable in cash issued pursuant to Company Stock Option Plans.
     “Company Supplied Information” has the meaning set forth in Section 4.24.
     “Competing Transaction” has the meaning set forth in Section 6.1(m).
     “Confidentiality Agreement” means that certain Confidentiality Agreement dated June 28, 2007 by and between Rockhill Insurance Company and Company.
     “Copyrights” has the meaning set forth in Section 4.25(a).
     “E&Y” means Ernst & Young LLP, Company’s independent public accountants.
     “Effective Time of the Merger” means the date upon which the Articles of Merger is filed with the Secretary of State of the State of Minnesota, or at such time thereafter as shall be agreed to by the parties and specified in the Articles of Merger.
     “Employee Plans” has the meaning set forth in Section 4.20(a).
     “Encumbrance” shall mean any option, pledge, security interest, lien, charge, encumbrance or restriction (whether on voting or disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.
     “Environmental Regulations” has the meaning set forth in Section 4.12(b).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliates” has the meaning set forth in Section 4.20(a).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exchange Agent” means a bank or trust company that the parties will designate.
     “Exchange Fund” has the meaning set forth in Section 2.5(a) hereof.
     “Executive Employment Agreement” means the existing employment agreement between the Company and its President and Chief Executive Officer.
     “Expenses” has the meaning set forth in Section 14.1 hereof.
     “Financial Statements of Company” means the financial statements of Company consisting of the balance sheets as of December 31, 2004, 2005 and 2006, the related statements of income, shareholders’ equity and cash flows for the years then ended and the related notes thereto and related opinions of E&Y thereon for the years then ended, and any interim financial statements since December 31, 2006, filed as part of the SEC Documents.

     “GAAP” means United States generally accepted accounting principles consistently applied during the periods involved.
     “Governmental Entity” means any court, tribunal or judicial or arbitral body in any jurisdiction or any United States federal, state, municipal or local or any foreign or other governmental, regulatory or administrative authority, agency or instrumentality.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Hazardous Materials” has the meaning set forth in Section 4.12(b).
     “Indemnified Liabilities” has the meaning set forth in Section 7.4(a).
     “Indemnified Parties” has the meaning set forth in Section 7.4(a).
     “Intellectual Property” has the meaning set forth in Section 4.25(a).
     “IRS” means the Internal Revenue Service.
     “KBW” means Keefe, Bruyette & Woods, Inc. the Company’s investment banker.
     “KBW Agreement” means the letter agreement dated January 19, 2007 between Company and KBW.
     “Laws” means all federal, state, local or foreign or provincial laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees or agency requirements of or undertaking to or agreement with any Governmental Entity, including common law.
     “MBCA” has the meaning set forth in the second recital of this Agreement.
     “Marks” has the meaning set forth in Section 4.25(a)
     “Material Adverse Effect” means any circumstance, change in or effect on Company, ACIC, BCIC or the Surviving Corporation (1) that is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), business, properties, assets, liabilities, prospects, or results of operations of Company, ACIC, BCIC or the Surviving Corporation, taken as a whole, or (2) that materially impairs or would reasonably be expected to materially impair the ability of Company to timely perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded the effect of: (i) any change in GAAP, Statutory Accounting Policies, or regulatory accounting requirements applicable to the insurance industry generally but not such changes that have a disproportionate effect on the Company, (ii) any general social, political, economic, environmental or natural condition, change, effect, event or occurrence the effects of which are not specific or unique to Company, including changes in prevailing interest rates, currency exchange rates or general global economic or global market conditions, (iii) any failure by the Company to meet any published projections, forecasts, or predictions of revenue or earnings for any period, (iv) any loss or threatened loss of business from any agents, brokers, or customers of the Company or its Subsidiaries caused by the announcement or the pendency of the transactions contemplated by this Agreement, (v) any action or omission by Company expressly permitted under this Agreement including the public announcement of the transactions contemplated by this Agreement, (vi) any expenses incurred in connection with this Agreement or the transactions contemplated hereby, and (vii) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under contracts or plans in existence on the date of this Agreement and disclosed in the Company Disclosure Letter.
     “Merger” has the meaning set forth in the first recital of this Agreement.
     “Merger Consideration” has the meaning set forth in Section 2.2(a).
     “Other Incentive Plans” has the meaning set forth in Section 12.1(c)(ii).
     “Patents” has the meaning set forth in Section 4.25(a).
     “Person” means any individual, corporation, association, partnership, limited liability company, trust, joint venture, other entity, unincorporated organization, government or governmental department or agency.
     “Proxy Statement” means the Proxy Statement, together with any supplements thereto, that is used to solicit proxies for the Company Shareholders’ Meeting in connection with the Merger.
     “Representatives” has the meaning set forth in Section 6.1(m).
     “Scheduled Contract” has the meaning set forth in Section 4.15.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Statutory Accounting Policies” means the statutory accounting practices prescribed or permitted by the Minnesota Department of Commerce for determining and reporting the financial condition and results of operations of insurance companies and determining the solvency of insurance companies under Minnesota law as set forth in the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual, version effective January 1, 2006 as adopted by the Minnesota Department of Commerce.
     “Subsidiary” of a Person means any corporation, partnership, limited liability company or other business entity of which more than 25% of the voting power is owned or controlled by such Person.
     “Superior Proposal” has the meaning set forth in Section 6.1(m).
     “Surviving Corporation” has the meaning set forth in the first recital of this Agreement.

     “Tank” has the meaning set forth in Section 4.12(b).
     “Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, premium taxes, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, corporation and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i); and (iii) any transferred liability in respect of any items described in clauses (i) or (ii).
     “Tax Returns” means all material returns, sales and use returns, declarations, reports, information returns, statements, elections, disclosures and schedules required to be filed in respect of any Taxes (including any attachments thereto or amendments thereof).
     “Termination Fee” has the meaning set forth in Section 13.2(b).
     “Trade Secrets” has the meaning set forth in Section 4.25(a).
     “Transaction-Related Expenses” means all expenses incurred by Company in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby, including without limitation, the HSR Act filing fees, fees of Representatives, including KBW, and all related other fees and expenses or agents, representatives, counsel and accountants employed by Company or its Subsidiaries or Affiliates from the date of this Agreement. “Transaction-Related Expenses” does not include: (i) payments to any officer, director or employee permitted under Article 12 hereof; (ii) legal and other expenses including additional investment banking and other fees related to Company’s response in the event of a third party’s proposal that might be considered or lead to a Competing Transaction or Superior Proposal; or (iii) legal or other costs and expenses related to Company’s response to any claim, action, suit, proceeding or investigation of any Governmental Entity or any third party based in whole or in part, or arising from in whole or in part, this Agreement, or regulatory or other approvals or investigations or inquiries related to this Agreement and the transactions contemplated by this Agreement.
ARTICLE 2.
TERMS OF MERGER
     2.1. Effect of Merger and Surviving Corporation. At the Effective Time of the Merger, Merger Sub will be merged with and into Company pursuant to the terms, conditions and provisions of this Agreement and in accordance with the applicable provisions of the MBCA, and the separate corporate existence of Merger Sub shall cease. The Merger will have the effects set forth in the MBCA.

     2.2. Stock of Company. Subject to Section 2.6, each share of Company Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, without any further action on the part of Company or the holders of such shares, be treated on the basis set forth in this Section 2.2.
     (a) Cancellation of Parent Owned Stock. At the Effective Time of the Merger, any share of the Company Stock held by the Company as treasury stock, held by ACIC or BCIC, or owned by Parent or Merger Sub shall be automatically cancelled and retired and shall cease to exist and no Merger Consideration shall be delivered therefore.
     (b) Conversion of Company Stock. At the Effective Time of the Merger, each issued and outstanding share of Company Stock (other than shares that will converted into the right to receive the consideration determined under Section 12.2(a), shares that will be cancelled in accordance with Section 2.2(a) and any Company Dissenting Shares) shall be automatically canceled and cease to be an issued and outstanding share of Company Stock and be converted into the right to receive per share consideration (the “Merger Consideration”) in cash in the amount of $12.45.
     (c) Company Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock that are issued and outstanding as of the Effective Time of the Merger and that are held by a shareholder of Company who has properly exercised such holder’s dissenters’ rights under the MBCA (the “Company Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to dissent from the Merger under the MBCA, but will be converted to the right receive such consideration as may be determined to be due with respect to such Company Dissenting Shares pursuant to and subject to the requirements of the MBCA. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right at the Effective Time of the Merger, each share of such holder’s Company Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time of the Merger, the right to receive, without any interest thereon, the Merger Consideration. Company shall give Parent (i) prompt notice of any notice or demands for appraisal or payment for shares of Company Stock received by Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands or notices. Company shall not, without the prior written consent of Parent, or as required by MBCA, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.
     2.3. Company Stock Options. Each Company Stock Option outstanding as of the Effective Time of the Merger shall be treated in accordance with Section 12.2.
     2.4. Effect on Merger Sub Stock. At the Effective Time of the Merger, each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

     2.5. Exchange Procedures.
     (a) At the Effective Time of the Merger, Parent shall deposit with the Exchange Agent for the benefit of the holders of shares of Company Stock outstanding immediately prior to the Effective Time of the Merger, for exchange in accordance with this Section 2.5 through the Exchange Agent, cash in the amount of the Merger Consideration payable to such holders of Company Stock pursuant to Section 2.2 in exchange for their shares of Company Stock (collectively, the “Exchange Fund”).
     (b) Parent shall direct the Exchange Agent to mail, promptly after the Effective Time of the Merger, to each holder of record of shares of Company Stock that are represented by (x) a certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding shares of Company Stock (the “Certificates”) or (y) an entry to that effect in the shareholder records maintained on behalf of Company by the Company stock transfer agent (the “Book Entry Shares”), whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.2 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (if any) shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and Company may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates or authorizing transfer and cancellation of Book Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, or authorizing transfer of Book Entry Shares, together with such letter of transmittal, duly executed, the holder of such shares of Company stock shall be entitled to receive in exchange therefore the amount of the Merger Consideration that such holder has the right to receive pursuant to Section 2.2 hereof, and any Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.5, each Certificate and any Book Entry Shares shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration to be paid in consideration therefore upon surrender of such Certificate or transfer of the Book Entry Shares, as the case may be, as contemplated by this Section 2.5. Notwithstanding anything to the contrary set forth herein, if any holder of shares of Company Stock that are not Book Entry Shares should be unable to surrender the Certificates for such shares, because they have been lost or destroyed, such holder shall, if required by Parent or Exchange Agent, deliver in lieu thereof a bond in form and substance and with surety reasonably satisfactory to Parent and shall be entitled to receive the Merger Consideration to be paid in consideration therefore in accordance with Section 2.2 hereof.
     (c) If, after the Effective Time of the Merger, Certificates or Book Entry Shares are presented to Parent for any reason, they shall be canceled and exchanged as provided in this Agreement.
     (d) Any portion of the Exchange Fund that remains undistributed to the shareholders of Company following the passage of twelve months after the Effective Time of the Merger shall be delivered to the Surviving Corporation, upon demand, and any shareholders of Company who have not theretofore complied with this Section 2.5 shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for the Merger Consideration payable in consideration for any Certificate or transfer of any Book Entry Shares.
     (e) Except as otherwise required by Law, neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Stock for such cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
     2.6. Adjustments. If after the date hereof and on or prior to the Effective Time of the Merger but subject to the prior written consent of Parent, the outstanding shares of Company Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization or combination, stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur, the Merger Consideration shall be adjusted accordingly to provide to the holders of Company Stock the same economic effect as contemplated by this Agreement prior to such event.
     2.7. Directors of Surviving Corporation. At the Effective Time of the Merger, the Board of Directors of the Surviving Corporation shall be comprised of the persons serving as directors of Merger Sub immediately prior to the Effective Time of the Merger. Such persons shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.
     2.8. Executive Officers of Surviving Corporation. At the Effective Time of the Merger, the executive officers of the Surviving Corporation shall be comprised of the persons serving as executive officers of Merger Sub immediately prior to the Effective Time of the Merger. Such persons shall serve until the earlier of their resignation or termination.
     2.9. No Further Ownership Rights in Stock. All Merger Consideration delivered upon the surrender for exchange of shares of Company Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to ownership of such shares of stock. At and after the Effective Time of the Merger, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock that were outstanding immediately prior to the Effective Time of the Merger, and upon delivery of the Merger Consideration upon surrender for exchange of Company Stock, each such share of Company Stock shall be canceled.
     2.10. Articles of Incorporation and Bylaws. The articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time of the Merger shall be the articles of incorporation of the Surviving Corporation. The bylaws of Merger Sub as in effect immediately prior to the Effective Time of the Merger shall be the bylaws of the Surviving Corporation.
ARTICLE 3.
THE CLOSING
     3.1. Closing Date. The Closing shall take place on the Closing Date.

     3.2. Articles of Merger. Subject to the provisions of this Agreement, a certificate of merger (the “Articles of Merger”) shall be duly prepared, executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Minnesota for filing, as provided in the MBCA, on the Closing Date.
     3.3. Further Assurances. At the Closing, the parties hereto shall deliver, or cause to be delivered, such documents or certificates as may be necessary in the reasonable opinion of counsel for any of the parties, to effectuate the transactions contemplated by this Agreement.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF COMPANY
     The following representations and warranties by Company to Parent and Merger Sub are qualified by the Company Disclosure Letter. The Company Disclosure Letter shall refer to the representation or warranty to which exceptions or matters disclosed therein relate except that an exception or matter disclosed with respect to one representation or warranty shall also be deemed disclosed with respect to each other warranty or representation to which the exception or matter reasonably relates. The inclusion of any item in the Company Disclosure Letter shall not be deemed an admission that such item is a material fact, event or circumstance or that such item has or had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     4.1. Incorporation, Standing and Power. Each of Company, ACIC and BCIC has been duly organized, are validly existing and in good standing as a corporation under the laws of the State of Minnesota. Each of the Company, ACIC and BCIC have all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company, ACIC and BCIC is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Company has delivered to Parent true and correct copies of the Company’s articles of incorporation and bylaws, ACIC’s articles of incorporation and bylaws, and BCIC’s articles of incorporation and bylaws, respectively, as currently in effect.
     4.2. Capitalization.
     (a) As of the close of business on September 19, 2007, the authorized capital stock of Company consists of 12,500,000 shares of Company Stock, of which 5,174,845 shares of common stock are outstanding, and 4,750,000 shares of preferred stock, 250,000 shares have been authorized and none of which are outstanding. All of the outstanding shares of Company Stock are validly issued, fully paid and nonassessable. Except for Company Stock Options covering 580,381 shares of Company Stock granted pursuant to the Company Stock Option Plans, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of preferred stock, Company Stock nor any securities convertible into such stock, and Company is not obligated to issue any additional shares of its common stock, preferred stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into such stock. Section 4.2(a) of the Company Disclosure Letter is a list (the “Company Option List”) setting forth the name of each holder of a Company Stock Option, the number of shares of Company Stock covered by each such option, the vesting schedule of each such option, the exercise price per share and the expiration date of each such option.
     (b) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Company may vote are issued and outstanding.
     (c) There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company is otherwise aware with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.
     (d) No holder of securities in the Company or any of its Subsidiaries has any right to have such securities registered by the Company or any of its Subsidiaries, as the case may be.
     4.3. Subsidiaries. Company has one wholly owned Subsidiary, namely, American Compensation Insurance Company (“ACIC”), a Minnesota corporation. ACIC has one wholly owned Subsidiary, namely, Bloomington Compensation Insurance Company (“BCIC”), a Minnesota corporation. None of Company, ACIC and BCIC has any Subsidiaries other than the Subsidiaries set out in this Section 4.3. The authorized capital stock of ACIC consists of 5,000,000 shares of common stock of which 1,000,000 shares are outstanding and held by the Company. The authorized capital stock of BCIC consists of 5,000,000 shares of common stock of which 666,667shares are outstanding and held by the Company. All such shares of Subsidiaries are validly issued, fully paid and non-assessable, and are clear of all Encumbrances. Other than Subsidiaries and securities held in its respective investment portfolio, none of the Company, ACIC or BCIC own any equity interest in any Person.
     4.4. Financial Statements. Company has previously furnished to Parent a copy of the Financial Statements of Company. The Financial Statements of Company: (a) present fairly, in all material respects, the financial condition of Company as of the respective dates indicated and its statements of operations and changes in shareholders’ equity and cash flows, for the respective periods then ended; and (b) have been prepared in accordance with GAAP consistently applied. The Company has delivered to Parent a copy of the statutory financial statements (including the annual reports filed with the Governmental Entities with jurisdiction over the Company and its Subsidiaries) for the years ended December 31, 2004, 2005 and 2006 and the financial statements for the three and six month period ended June 30, 2007. Each such statutory financial statement presents fairly and in accordance with Statutory Accounting Policies and practices prescribed or permitted by the appropriate regulatory agency of each state in which the statutory financial statements have or may be required to be filed, the financial position of each of ACIC and BCIC as of the date of each such referenced period. The amounts shown in the statutory financial statements reserves and liabilities for past and future insurance contract claims and expenses were computed (i) in all material respects in accordance with generally accepted actuarial standards consistently applied as in effect on such dates; (ii) in compliance with applicable Laws, and (iii) consistent with actuarial assumptions used to compute corresponding statutory financial statements.
     4.5. Reports and Filings.
     (a) Except as set forth in Section 4.5(a) of Company Disclosure Letter, Company has filed all required forms, reports, proxy statements, schedules, registration statements and other documents with the SEC since December 31, 2003 (the “Company SEC Documents”). As of their respective dates of filing with the SEC (or, if amended, supplemented or superseded by a filing prior to the date hereof, as of the date of such filing), the Company SEC Documents, including any financial statements or schedules included or incorporated by reference therein, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents, including any financial statements or schedules included or incorporated by reference therein, when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent superseded or amended by a Company SEC Document filed subsequently and prior to the date hereof. The financial statements of Company included in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.
     (b) The Company has heretofore made, and hereafter will make, available to Parent a complete and correct copy of any amendments or modifications that are required to be filed with or submitted to the SEC but have not yet been filed with or submitted to the SEC to agreements, documents or other instruments that previously had been filed with or submitted to the SEC by the Company pursuant to the Exchange Act.
     (c) Each Company SEC Document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification was true and accurate.
     (d) Except as set forth in Section 4.5(d) of the Company Disclosure Letter, since December 31, 2003, neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. No attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.
     4.6. Authority of Company. The execution and delivery by Company of this Agreement and, subject to the requisite approval of the shareholders of Company of this Agreement and the Merger, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company including, without limitation, the vote of the Board of Directors of Company (which vote was unanimous) approving this Agreement and the Merger. This Agreement is a valid and binding obligation of Company enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, fraudulent transfer, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Neither the execution and delivery by Company of this Agreement, the consummation of the transactions contemplated herein, nor compliance by Company with any of the provisions hereof, will: (a) conflict with or result in a breach of any provision of its Articles of Incorporation, as amended, or bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any Scheduled Contract; (c) result in the creation or imposition of any Encumbrance on any of the material properties or assets of Company; or (d) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Company or any of its properties or assets, except with respect to clauses (b), (c) and (d), for such violations, breaches, defaults or Encumbrances that would not, individually or in the aggregate, have a Material Adverse Effect. No consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of Company is required in connection with the execution and delivery by Company of this Agreement or the consummation by Company of the Merger or the other transactions contemplated hereby or thereby, except (i) under the Exchange Act (including the filing of the Proxy Statement with the SEC); (ii) the necessary filings, applications and notices to and approvals and consents, if any, of the departments of the states charged with the regulation of insurance in the states in which the Company, ACIC or BCIC are licensed or authorized to do business; (iii) such other filings or notifications as may be required under federal or state securities law or the rules and regulations of NASDAQ Global Select market; (iv) such other consents, approvals, waivers, orders, authorizations, registrations, declarations and filings, which if not obtained or made would not, individually or in the aggregate, materially affect the ability of the Company to consummate the Merger, (v) applicable filings, notifications, approvals or consents under the HSR Act; and (vi) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and appropriate documents with relevant authorities of other states in which the Company is qualified to do business.
     4.7. Insurance. Set forth in Section 4.7 of the Company Disclosure Letter is a list, as of the date hereof, of all policies of insurance carried and owned by Company and which are in force on the date hereof. No insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond or generally disclaimed liability thereunder. Company is not in default under any such policy or bond that is material to the operations of Company and all material claims thereunder have been filed in a timely fashion.

     4.8. Personal Property. Company has good title to all its properties and assets owned or stated to be owned by Company, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of Company; (b) for Encumbrances for current taxes not yet due; (c) for Encumbrances incurred in the ordinary course of business; or (d) for Encumbrances that are not substantial in character, amount or extent and that do not materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of Company.
     4.9. Real Estate. None of Company, ACIC or BCIC own real property. Company, ACIC and BCIC each have a valid leasehold interest in all real property leased by the Company as described in Section 4.9 of the Company Disclosure Letter, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease; (b) for current taxes not yet due and payable; and (c) for such Encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property.
     4.10. Litigation. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as set forth in the Company Disclosure Letter, there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Company, threatened, against or affecting Company, ACIC or BCIC as to which there is a significant possibility of an adverse outcome that would, individually or in the aggregate, have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against Company, ACIC or BCIC having or that would have, individually or in the aggregate, a Material Adverse Effect. To the Company’s Knowledge, there are no judgments, decrees, stipulations or orders against Company or enjoining its directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area.
     4.11. Taxes. Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect:
     (a) (i) All Tax Returns required to be filed by or on behalf of Company and its subsidiaries or the Affiliated Group(s) of which Company or a Subsidiary of Company is or was a member, have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct; (ii) all Taxes due and payable by or on behalf of Company or its Subsidiaries, either directly, as part of an Affiliated Group Tax Return, or otherwise, have been fully and timely paid, except to the extent adequately reserved therefore in accordance with GAAP or applicable regulatory accounting principles or banking regulations consistently applied on the Company balance sheet, and adequate reserves or accruals for Taxes have been provided in the Company balance sheet with respect to any period through the date thereof for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (iii) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) has been executed or filed with any taxing authority by or on behalf of Company, its

Subsidiaries, or any Affiliated Group(s) of which the Company or any of its Subsidiaries is or was a member.
     (b) The Company and each of its Subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from any salaries, wages or other compensation or amounts paid to any employee, independent contractor, creditor, shareholder or other third party and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.
     (c) The Company and each of its Subsidiaries has furnished to Parent true and correct copies of (i) all income Tax Returns of Company relating to all taxable periods beginning after December 31, 2001; and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to Company and each of its Subsidiaries with respect to its income, assets or operations.
     (d) No written claim has been made by a taxing authority in a jurisdiction where Company or any of its Subsidiaries does not file an income, sales, use or franchise Tax Return such that Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
     (e) Except as set forth in Section 4.11(e) of the Company Disclosure Letter: (i) All deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of or covering or including Company, or any of its Subsidiaries, have been fully paid and, to the knowledge of the Company and each of its Subsidiaries, there are no other audits or investigations by any taxing authority in progress, nor has Company or any of its Subsidiaries received any written notice from any taxing authority that it intends to conduct such an audit or investigation; (ii) no requests for a ruling or a determination letter are pending with any taxing authority; and (iii) no issue has been raised in writing by any taxing authority in any current or prior examination that, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency against Company or any of its Subsidiaries for any subsequent taxable period. There are no liens for Taxes (other than Taxes not yet due or payable) upon any assets of the Company or any of its Subsidiaries.
     (f) Except as set forth in Section 4.11 (f) of the Company Disclosure Letter, neither Company nor any of its Subsidiaries are a party to any tax allocation, indemnification or sharing agreement (or similar agreement or arrangement), whether written or not written, pursuant to which it will have any obligation to make any payments after the Closing.
     (g) Neither Company nor any of its Subsidiaries has been a member of an Affiliated Group (other than a group whose common parent was Company).
     (h) Neither Company nor any of its Subsidiaries has liability for the Taxes of any person (other than the Company or any subsidiary, as applicable) under section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

     (i) Neither Company nor any of its Subsidiaries has requests for rulings in respect of Taxes pending between Company and any taxing authority.
     (j) There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Company or any of its Subsidiaries or their Affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.
     (k) There are no Encumbrances as a result of any due and unpaid Taxes upon any of the assets of Company or any of its Subsidiaries.
     (l) None of the Company or any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable tax treaty or local law) or has otherwise become subject to Tax in a jurisdiction other than the country of its formation, and none of the Company or any of its Subsidiaries that are “U.S. persons” as that term is defined in Section 7701 of the Code has branches in any jurisdiction outside of the United States.
     (m) None of the Company or any of its Subsidiaries have participated, within the meaning of Treasury Regulation Section 1.6011-4(c), or have been a “material advisor” or “promoter” (as those terms are defined in “Section 6111 and 6112 of the Code and the Treasury Regulations promulgated thereunder) in (i) any “reportable transaction” within the meaning of Sections 6011, 6662A and 6707A of the Code and the Treasury Regulations promulgated thereunder, (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations promulgated thereunder, or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations promulgated thereunder.
     (n) With respect to any reinsurance contracts to which the Company or any of its Subsidiaries is a party, no facts, circumstances or basis exists under which the IRS could make any reallocation, recharacterization or other adjustment under Section 845(a) of the Code, or make any adjustment arising from a determination that any reinsurance contract had or has a significant tax avoidance effect under Section 845(b) of the Code.
     (o) Within the past three years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

     4.12. Compliance with Charter Provisions and Laws and Regulations(a) Company is not in default under or in breach or violation of (i) any provision of its Articles of Incorporation, as amended, or Bylaws, as amended, or (ii) any law, ordinance, rule or regulation promulgated by any Governmental Entity, except, with respect to this clause (ii), for such violations as would not have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of Company, no investigation by any Governmental Entity with respect to Company is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not have a Material Adverse Effect.
     (b) Each of the Company, ACIC and BCIC (i) in compliance with all Environmental Regulations; (ii) has not generated, used, stored, transported, disposed of, or arranged for the disposal of Hazardous Materials, with the exception of common cleaning materials which may have de minimus amounts of Hazardous Materials, if such materials were used, maintained, and disposed of in compliance with all Environmental Regulations, (iii) there are no Tanks on or about Company Property; (iv) there are no Hazardous Materials on, below or above the surface of, or migrating to or from Company Property; and (v) without limiting Section 4.10 hereof or the foregoing representations and warranties contained in clauses (i) through (v), as of the date of this Agreement, there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against Company and there is no material outstanding judgment, order, writ, injunction, decree, or award against or affecting Company Property. For purposes of this Agreement, the term “Environmental Regulations” shall mean all Laws, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation, those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. “Company Property” shall mean real estate currently owned or leased by Company, ACIC or BCIC. “Tank” shall mean treatment or storage tanks, gas or oil wells and associated piping transportation devices. “Hazardous Materials” shall mean any substance: (1) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; (2) that is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. Section 9601, et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001, et seq.); the Mine Safety and Health Act of 1977, as amended (30 U.S.C. Section 801, et seq.); the

Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.); and all comparable state and local laws; (3) the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons; or (4) polychlorinated biphenyls (PCBs), asbestos, lead-containing paints or urea formaldehyde foam insulation.
     4.13. Employees. There are no controversies pending or, to the Company’s knowledge, threatened between Company, ACIC or BCIC and any of their respective employees that could reasonably be expected to have a Material Adverse Effect. None of the Company, ACIC and BCIC is a party to any collective bargaining agreement with respect to any of their respective employees or any labor organization to which employees or any of them belong, and no union organizing effort is pending or threatened against the Company, ACIC or BCIC.
     4.14. Brokers and Finders. Except for the obligation to KBW set forth in the KBW Agreement, a copy of which has been delivered to Parent, Company is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder.
     4.15. Scheduled Contracts. Except as set forth in Section 4.15 of the Company Disclosure Letter or as disclosed in the Company SEC Documents (each item listed or required to be listed in such Company Disclosure Letter or the Company SEC Documents being referred to herein as a “Scheduled Contract” or “Insurance Contract” pursuant to Section 4.28 hereof), as of the date hereof, none of the Company, ACIC and BCIC is a party or otherwise subject to (other than purchase or sales orders entered into in the ordinary course):
     (a) any employment, deferred compensation, bonus or consulting contract that (i) has a remaining term, as of the date of this Agreement, of more than one year in length of obligation on the part of Company and is not terminable by Company within one year without penalty or (ii) requires payment by Company of $100,000 or more per annum;
     (b) any advertising, brokerage, distributor, representative or agency relationship or contract requiring payment by Company of $100,000 or more per annum;
     (c) any contract or agreement that restricts Company (or would restrict any Affiliate of Company or the Surviving Corporation (including Merger Sub and its Subsidiaries) after the Effective Time of the Merger) from competing in any line of business with any Person;
     (d) any lease of real or personal property providing for annual lease payments by or to Company in excess of $100,000 per annum;
     (e) any license agreement granting any right to use or practice any right under Intellectual Property (whether as licensor or licensee);
     (f) any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement,

savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of Company;
     (g) any agreement to acquire equipment or any commitment to make capital expenditures of $100,000 or more;
     (h) any agreement for the sale of any material property or assets in which Company has an ownership interest or for the grant of any Encumbrance on any such property or asset, except for investment portfolio transactions in the ordinary course of business;
     (i) any agreement for the borrowing of any money and any guaranty agreement;
     (j) any partnership or joint venture agreement;
     (k) any material agreement that would be terminable other than by Company as a result of the consummation of the transactions contemplated by this Agreement; or
     (l) other than agreements entered into in the ordinary course of business, any other agreement of any other kind that involves future payments or receipts or performances of services or delivery of items requiring payment of $100,000 or more to or by Company.
Complete copies of all Scheduled Contracts, including all amendments and supplements thereto, have been delivered or made available to Parent.
     4.16. Performance of Obligations. Company has performed in all respects all of the obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any Scheduled Contract to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, except where such failure of performance, breach or default would not individually or in the aggregate have a Material Adverse Effect. Except as set forth in Section 4.16 of the Company Disclosure Letter, to Company’s knowledge, no other party to any Scheduled Contract is in default thereunder.
     4.17. Certain Material Changes. Except as specifically required, permitted or effected by this Agreement, or as disclosed in the Company SEC Documents, since December 31, 2006, there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated):
     (a) any change in methods of accounting or accounting practices, business, or manner of conducting business, of Company;
     (b) any other event or development that has had, individually or in the aggregate, a Material Adverse Effect;
     (c) any material damage, destruction or other casualty loss (whether or not covered by insurance);

     (d) any amendment, modification or termination of any existing, or entry into any new, material contract or permit;
     (e) any disposition by Company of a material asset;
     (f) or any direct or indirect redemption, purchase or other acquisition by Company of any equity securities or any declaration, setting aside or payment of any dividend or other distribution on or in respect of Company Stock whether consisting of money, other personal property, real property or other things of value (except for dividends permitted by Section 6.1(b)).
     4.18. Licenses and Permits. Each of Company, ACIC and BCIC has all licenses and permits that are necessary for the conduct of its respective business, and such licenses are in full force and effect in all material respects. The respective properties, assets, operations and businesses of Company, ACIC and BCIC are and have been maintained and conducted, in all material respects, in compliance with all such applicable licenses and permits. No proceeding is pending or to the knowledge of the Company, threatened by any Governmental Entity that seeks to revoke or limit any such licenses or permits.
     4.19. Undisclosed Liabilities. Except for liabilities or obligations that do not individually or in the aggregate have a Material Adverse Effect, none of the Company, ACIC and BCIC has any liabilities or obligations of any nature, either accrued, contingent or otherwise, whether known or unknown, and whether due or to become due, except those (a) reflected or disclosed in the Financial Statements of Company or the statutory financial statements of ACIC or BCIC; (b) incurred subsequent to June 30, 2007 in the ordinary course of business consistent with past practices; or (c) disclosed in the Company Disclosure Letter or Company SEC Documents.
     4.20. Employee Benefit Plans.
     (a) Company has previously made available to Parent copies of current documents constituting of each “employee benefit plan,” as defined in Section 3(3) of ERISA, of which Company or any member of the same controlled group of corporations, trades or businesses as Company within the meaning of Section 4001(a)(14) of ERISA (“ERISA Affiliates”) is a sponsor or participating employer or as to which Company or any of its ERISA Affiliates makes contributions or is required to make contributions and which is subject to any provision of ERISA and covers any current or former employee, director, agent or independent contractor, of Company or any of its ERISA Affiliates, together with all amendments thereto, all currently effective and related summary plan descriptions with respect to plans subject to Section 401(a) of the Code, the determination letter from the IRS, the annual reports for the most recent three years (Form 5500 including, if applicable, Schedule B thereto, and Form 11-K, if applicable) and a summary of modifications prepared in connection with any such plan. Such plans are hereinafter referred to collectively as the “Employee Plans,” and are listed in Section 4.20(a) of the Company Disclosure Letter. No Employee Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and neither the Company, its Subsidiaries nor any ERISA Affiliate has at any time sponsored or contributed to, or had any liability or obligation in respect of, any “multiemployer plan” for the five years preceding the date of this Agreement.

Neither the Company nor any of its Subsidiaries has any obligation to provide health, life or other benefits of any kind to any retired or former employee of either the Company of any of its Subsidiaries. Each Employee Plan that is intended to be qualified in form and operation under Section 401(a) of the Code has received a favorable determination opinion or notification letter from the IRS and the associated trust for each such Employee Plan is exempt from tax under Section 501(a) of the Code and Company knows of no fact that would adversely affect the qualified status of any such Employee Plan. No event has occurred that will subject such Employee Plans to any material tax under Section 511 of the Code. All amendments required to bring each Employee Plan into conformity with all of the applicable provisions of ERISA, the Code and all other applicable laws have been made, except to the extent that such amendments that would retroactively cover any period prior to the Effective Time of the Merger are not required to be adopted prior to the Effective Time of the Merger.
     (b) Company has previously made available to Parent copies or descriptions of each written or unwritten plan or arrangement maintained or otherwise contributed to, or as to which the Company or any ERISA Affiliate is obligated, by Company or any of its ERISA Affiliates that is not an Employee Plan and that (exclusive of base salary and base wages and any benefit required solely under the law of any state) provides for any form of current or deferred compensation, bonus, stock option, stock awards, stock-based compensation or other forms of incentive compensation, or insurance, profit sharing, benefit, retirement, group health, disability, workers’ compensation, welfare or similar plan or arrangement for the benefit of any particular or class of current or former employees, directors, agents or independent contractors of Company or any of its ERISA Affiliates. Such plans and arrangements are hereinafter collectively referred to as “Benefit Arrangements”), and are listed in Section 4.20(b) of the Company Disclosure Letter. Except as set forth in the Company Disclosure Letter, there has been no increase in the compensation of or benefits payable to any senior executive employee of Company since June 30, 2007, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since June 30, 2007.
     (c) With respect to all Employee Plans and Benefit Arrangements, Company and its ERISA Affiliates are in compliance with the terms of such Employee Plans and Benefit Arrangements, the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the Code, applicable to such plans or arrangements. All government reports and filings required by law have been properly and timely filed and all information required to be distributed to participants or beneficiaries has been distributed with respect to each Employee Plan. There is no pending or, to the Company’s knowledge, threatened legal action, proceeding or investigation against or involving any Employee Plan or Benefit Arrangement, other than routine claims for benefits. No “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan that could subject the Company or any person for whom the Company has an obligation to indemnity to liability under Title I of ERISA or to the imposition of tax under Section 4975 of the Code. No Employee Plan is subject to Title IV or Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code. No “reportable event” as defined in ERISA has occurred with respect to any of the Employee Plans. All contributions required to be made to each of the Employee Plans or Benefit Arrangement under the terms of the Employee Plan, Benefit Arrangement and ERISA, the Code or any other applicable Law have been timely made.

     4.21. Corporate Records. The minute books of Company and each Subsidiary accurately reflect all material corporate actions taken since December 31, 2003 to this date by the respective shareholders, Board of Directors and committees of Company or Subsidiary, as the case may be.
     4.22. Accounting Records and Internal Controls. The Company has established and maintains a system of internal control over financial reporting regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with generally accepted accounting principles in the United States, including policies and procedures that (i) pertain to the maintenance or records that, in reasonable detail, accurately and fairly reflect the transactions and disposition of assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that the Company and its transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorization of management and the Board of Directors of the Company, and (iii) provide reasonable assurance regarding prevention or detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting to the Company’s independent auditors and the audit committee of the Board of Directors of the Company all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and any fraud, whether or not material, that involves Company management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has established and maintains disclosure controls and procedures to ensure that all material information relating to the Company and its Subsidiaries required to be disclosed by the Company in the reports that its files with the SEC under the Exchange Act and that such material information is accumulated and communicated to the Company’s management for inclusion in such SEC filings.
     4.23. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock to adopt this Agreement is the only vote of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).
     4.24. Disclosure Documents and Applications. None of the information supplied or to be supplied by Company in writing (“Company Supplied Information”) for inclusion in any documents to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated in this Agreement, will, at the respective times such documents are filed or become effective, or with respect to the Proxy Statement when mailed, with respect to the Company Supplied Information, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.25. Intellectual Property
     (a) As used herein, the term “Intellectual Property” means all intellectual property rights arising under the laws of the United States or any other jurisdiction with respect to the following: (i) trade names, trademarks and service marks (registered and unregistered), domain names and applications to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications (collectively, “Patents”); (iii) copyrights and registrations and applications therefore (collectively, “Copyrights”); and (iv) know-how, inventions, discoveries, methods, processes, technical data, specifications, customer lists, in each case that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”).
     (b) The Company Disclosure Letter sets forth an accurate and complete list of all registered Marks and applications for registration of Marks owned by the Company (collectively, “Company Registered Marks”), the Company Disclosure Letter also sets forth an accurate and complete list of all Patents owned by the Company (collectively, the “Company Patents” and, together with the Company Registered Marks, the “Company Registered IP”). Except as set forth in the Company Disclosure Letter, no Company Registered IP has been or is now involved in any interference, reissue, reexamination, opposition or cancellation proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. Except as set forth in the Company Disclosure Letter, the Company Registered IP relating to the Company’s existing products and products currently under development is valid, subsisting and, to the knowledge of the Company, enforceable, and no notice or claim challenging the validity or enforceability or alleging the misuse of any of the Company Registered IP has been received by the Company. Except as set forth in the Company Disclosure Letter, and other than abandoned patent applications or closed patent application files, (i) the Company has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP, and (ii) all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP have been timely paid.
     (c) The Company owns or possesses adequate licenses or other valid rights to use, all of the Intellectual Property that is necessary for the conduct of the Company’s businesses as currently conducted. Except as set forth in the Company Disclosure Letter, none of the Intellectual Property owned by the Company is subject to any outstanding order, judgment, or stipulation restricting the use thereof by the Company.
     (d) The rights licensed under each agreement granting to the Company any material right or license under or with respect to any Intellectual Property owned by a third party shall be exercisable by the Surviving Corporation on and after the Closing to the same extent as by the Company prior to the Closing. No loss or expiration of any such agreement is pending or reasonably foreseeable or, to the knowledge of the Company, threatened. Any and all license fees, royalties, or other amounts due with respect to any such licensed Intellectual Property licensed have been paid in full. The Company has not granted to any third party any exclusive rights under any Intellectual Property owned by the Company or otherwise granted any rights under such Intellectual Property outside the ordinary course of business.
     (e) The Company has taken reasonable steps to protect its rights in the Intellectual Property owned by the Company and maintain the confidentiality of all material Trade Secrets of the Company.
     (f) The Intellectual Property owned by or validly licensed to the Company or its Subsidiaries constitutes all the material Intellectual Property rights necessary for the conduct of their respective businesses as currently conducted and contemplated to be conducted.
     (g) To the knowledge of the Company, none of the products or services distributed, sold or offered by the Company, nor any technology, materials or Intellectual Property used, sold, distributed or otherwise commercially exploited by or for the Company, infringes upon, misappropriates or violates any Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction and, to the knowledge of the Company, the Company has not received any notice or claim asserting or suggesting in writing that any such infringement, misappropriation, violation, or dilution, unfair competition or trade practices has occurred. To the knowledge of the Company, except as set forth in the Company Disclosure Letter, (i) no third party is misappropriating or infringing any material Intellectual Property owned by the Company; and (ii) no third party has made any unauthorized disclosure of any material Trade Secrets of the Company.
     4.26. State Takeover Laws. The Board of Directors of Company has approved this Agreement and the transactions contemplated hereby, and taken such other actions, and such actions are sufficient, to render inapplicable to this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, the Minnesota Control Share Acquisition Act, the Minnesota Business Combination Act, all applicable state takeover statutes and any similar “takeover” or “interested shareholder” Laws.
     4.27. Opinion of KBW. Company has received the opinion of KBW dated as of the date hereof, to the effect that, based upon and subject to the matters set forth in the opinion, the Merger Consideration is fair from a financial point of view to the holders of the Company Stock.
     4.28. Insurance Matters.
     (a) Insurance Subsidiaries and Insurance Contracts. Each of ACIC and BCIC: (i) is duly licensed or authorized as an insurance company in Minnesota; (ii) duly licensed or authorized or otherwise eligible to act as an insurance company in each other jurisdiction where it is required to be so licensed, authorized or eligible; and (iii) duly licensed, authorized or eligible in Minnesota and each other applicable jurisdiction to write each line of business reported as being written in each Subsidiaries’ statutory financial statements. Each jurisdiction in which each Subsidiary is licensed or authorized under (i) through (iii) of the foregoing sentence is set forth in Section 4.28 of the Company Disclosure Letter, to the extent required by applicable Laws, each insurance contract issued or distributed by each Subsidiary in any jurisdiction since January 1, 2002, is to the extent required by applicable Laws, on a form approved by the applicable insurance department or has been filed and not objected to by such insurance department within the period provided for such objections, and such form complies with applicable Laws.
          (b) Underwriting Management and Administration Agreements. All underwriting management and administration agreements entered into by the Company and its Subsidiaries as now in force are, to the extent required by applicable Laws, in forms acceptable to the applicable insurance departments of applicable jurisdictions (or have been submitted for approval which is pending, or have been filed and not objected to by such insurance departments within the period provided for objection).
          (c) Reinsurance and Retrocession.
     (i) Each insurance contract, treaty or arrangement (including any facilitative agreements, indemnity agreements, or terminated or expired treaty or agreement under which there remains any outstanding material liability with respect to paid or unpaid case reserves regarding ceding or assumption of reinsurance, coinsurance, excess insurance, or retrocessions) (“Reinsurance Contracts”) to which the Company’s Subsidiaries are a party or by or to which any of them are bound or subject, as each such Reinsurance Contract may have been amended, modified or supplemented is a valid and binding obligation of the parties thereto, is in full force and effect and is enforceable in accordance with its terms, and each such Reinsurance Contract is listed on Section 4.28(c) of the Company Disclosure Letter. Neither the Company’s Subsidiaries nor, to the Company’s Knowledge, any other party thereto, is in default in any material respect, nor to Company’s Knowledge is any default threatened by such party, with respect to any such Reinsurance Contract.
     (ii) Each of the Company’s Subsidiaries is entitled under applicable law to take full credit in its statutory financial statements for all amounts recoverable by it pursuant to any Reinsurance Contract, and all such amounts recoverable have been properly recorded in the books and records of account of the Company and its Subsidiaries and are properly reflected in the statutory financial statements. To the Company’s Knowledge, all such amounts recoverable by the Company or any of its Subsidiaries are fully collectible in due course. Neither the Company nor any of its Subsidiaries has received notice that any other party to any Reinsurance Contracts intends not to perform under any such Reinsurance Contracts, and, to the Company’s Knowledge, the financial condition of each other party to each Reinsurance Contract pursuant to which its Subsidiaries have ceded any premiums is not impaired to the extent that a default thereunder is reasonably anticipated.
          (d) Insurance Ratings. As of the date of this Agreement the Company’s Subsidiaries have been assigned a “B++” insurer financial strength rating with a positive outlook by A. M. Best Co. Except as set forth on Section 4.28 of the Company Disclosure Letter, since December 31, 2005 the Company has not been downgraded and, to the Knowledge of the Company as of the date of this Agreement, A. M. Best Co. has not indicated that it intends to lower its rating or put the Company on an “under review” status.

     (e) Agents and Brokers. Except as set forth on Section 4.28 (e) of the Company Disclosure Letter no single agent broker, intermediary, manager or producer employed or engaged by the Company or any of its Subsidiaries (“Producer”) generated more than ten percent (10%) of the aggregate gross written premium of the Company or any of its Subsidiaries during either of the years ended December 31, 2005 or December 31, 2006. To the Company’s Knowledge, except as set forth in Schedule 4.28(e) of the Company Disclosure Letter, each Producer complies in all material respects with applicable Laws regarding such Producer’s authority to engage in the type of insurance activities in which such Producer is engaged and each Producer is duly licensed (including without limitation, the marketing, sale or issuance of any insurance contracts) in each jurisdiction in which such Producer places or sells insurance contracts on behalf of the Company or its Subsidiaries, and each such Producer is duly authorized and appointed by the applicable Subsidiary pursuant to applicable Laws in all material respects. All contracts between any Producer who accounted for more than ten (10%) of the aggregate gross written premiums of the Company or its Subsidiaries during the year ended December 31, 2006 have given or been given written notice of termination or, to the Company’s Knowledge, threatened or been threatened with termination or threatened or been threatened with a substantial reduction in the amount of premiums to be written by such Person on behalf of the Company or its Subsidiaries. There is no dispute pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries by any Producer.
     (f) Agreements with Regulators. Except as set forth in Section 4.28 (f) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any written agreement, consent decree or memorandum of understanding with, or a party, to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or has adopted any policies, procedures, or board resolutions at the request of, any Governmental Entity which restricts the conduct of the business of Company or any of its Subsidiaries, or relates to the Company’s or any of its Subsidiaries’ capital adequacy or risk management policies, nor has the Company or any of its Subsidiaries been advised in writing by any Governmental Entity that is it contemplating any such undertakings.
     4.29. Restrictions on Business Activities. Except as set forth in Section 4.29 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to or bound by any contract containing any covenant limiting in any material respect the right of the Company or any of its Subsidiaries to engage or compete in any line of business.
     4.30. No Additional Representations. The Company does not make, and has not made, any representations or warranties relating to the Company or the business of the Company or otherwise in connection with the transactions contemplated hereby other than those expressly set forth in this Agreement that are made by the Company. Without limiting the generality of the foregoing, the Company has not made, and shall not be deemed to have made, any representations and warranties in any presentation of the business of the Company in connection with the transactions contemplated hereby and, accordingly, no statement made in any such presentation shall be deemed a representation or warranty hereunder or otherwise. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations are not and shall not be deemed to be or to include representations or warranties of the Company. No person has been authorized by the Company to make any representation or warranty relating to the Company, the business of the Company or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by the Company.
ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF PARENT
     Parent represents and warrants to Company as follows:
          5.1. Incorporation, Standing and Power. Parent has been duly organized, is validly existing and in good standing as a corporation under the laws of Delaware. Merger Sub has been duly organized, is validly existing and in good standing as a corporation under the laws of the State of Minnesota. Merger Sub has conducted no business or operations and has no material liabilities other than its obligations under this Agreement.
          5.2. Authority. The execution and delivery by Parent of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent. The execution and delivery by Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Merger Sub. This Agreement is a valid and binding obligation of Parent and Merger Sub, in each case enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, fraudulent conveyance, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Neither the execution and delivery by Parent or Merger Sub of this Agreement, the consummation of the transactions contemplated herein, nor compliance by Parent and Merger Sub with any of the provisions hereof, will: (a) conflict with or result in a breach of any provision of its respective governing documents; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which Parent or any Subsidiary of Parent is a party, or by which Parent or any Subsidiary of Parent or any of its properties or assets is bound (except as would not be reasonably likely to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement); or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any Subsidiary of Parent or any of their respective properties or assets. No consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of Parent or any of its Subsidiaries, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by Parent or Merger Sub of this Agreement, or the consummation by Parent and Merger Sub of the Merger or the transactions contemplated hereby, except (i) applicable filings, notifications, approvals or consents under the HSR Act and applicable insurance departments; and (ii) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota.

          5.3. Financing. Parent has available sufficient cash or other liquid assets or financial resources which may be used to fund the Merger and perform its other obligations hereunder. Parent’s ability to consummate the transactions contemplated by this Agreement is not contingent on raising any equity capital, obtaining financing therefore, consent of any lender or any other matter.
          5.4. Litigation. No claim, action, proceeding or investigation is pending or, to the knowledge of Parent, threatened, that seeks to delay or prevent the consummation of, or that would be reasonably likely to materially adversely affect Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
          5.5. Ownership of Merger Sub. Merger Sub is a direct wholly owned subsidiary of Parent. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.
          5.6. Facts Affecting Regulatory Approvals. To the knowledge of Parent, there is no fact, event or condition applicable to Parent or any of its Subsidiaries which will, or reasonably could be expected to, adversely affect the likelihood of promptly securing the requisite approvals or consents of any Governmental Entity to the Merger.
          5.7. Accuracy of Information Furnished for Company Proxy Statement. None of the information supplied or to be supplied by Parent in writing (“Parent Supplied Information”) for inclusion in any documents to be filed by Company with the SEC or any other Governmental Entity in connection with the transactions contemplated in this Agreement, will, at the respective times such documents are filed or become effective, or with respect to the Proxy Statement when mailed, with respect to the Parent Supplied Information, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
ARTICLE 6.
COVENANTS OF COMPANY PENDING EFFECTIVE TIME OF THE MERGER
     Company covenants and agrees with Parent and Merger Sub as follows:
          6.1. Limitation on Conduct Prior to Effective Time of the Merger. Between the date hereof and the earlier of the Effective Time of the Merger or the termination of the Agreement, except as contemplated by this Agreement and subject to applicable Laws, Company agrees to conduct its business in the ordinary course in substantially the manner heretofore conducted, and Company shall not, without the prior written consent of Parent; which consent shall not be unreasonably withheld or delayed:
          (a) issue, sell or grant any Company Stock (except pursuant to the exercise of Company Stock Options outstanding as of the date hereof), any other securities (including long term debt) of Company, or any rights, stock appreciation rights, options or securities to acquire any Company Stock, or any other securities (including long term debt) of Company or enter into any agreements to take any such actions, except that the Company may continue to permit employees that are participants in the 1995 Employee Stock Purchase Plan and Trust (the “ESPP”) as of the date hereof, to continue to participate in the ESPP until the earlier of the Effective Time of the Merger or December 31, 2007, subject to the rules and restrictions of the ESPP, and the Company may issue Company Stock upon the exercise of Company Stock Options pursuant to the ESPP, provided that no employee currently participating in the ESPP may increase his or her payroll deductions, and the Company may not issue more shares than the shares specified in Section 4.2(a) of the Company Disclosure Letter;
     (b) (i) declare, set aside or pay any dividend or make any other distribution upon any of the capital stock of Company, or (ii) split, combine or reclassify any shares of capital stock or other securities of Company;
     (c) purchase, redeem or otherwise acquire any capital stock or other securities of Company or any rights, options, or securities to acquire any capital stock or other securities of Company (other than the issuance of Company Stock upon the exercise of Company Stock Options that are outstanding as of the date hereof in accordance with their present terms);
     (d) except as may be required to effect the transactions contemplated herein, amend its Articles of Incorporation or bylaws;
     (e) grant any general or uniform increase in the rate of pay of employees or employee benefits other than in the ordinary course of business consistent with past practices;
     (f) except as provided in the Company Disclosure Letter and in Section 12.1, grant any increase in salary, incentive compensation or employee benefits or pay any bonus to any Person or voluntarily accelerate the vesting of any employee benefits, other than payments of bonuses consistent with past practice pursuant to plans in effect on the date hereof and disclosed in the Company Disclosure Letter, increases in salary consistent with past practice to Persons eligible for such salary increases on the regularly scheduled review dates of their employment, provided that the percentage increase in salaries for all such Persons shall not exceed four percent on average and payment of retention bonuses to employees deemed necessary by management;
     (g) make any capital expenditure or commitments with respect thereto in excess of $100,000 with respect to any item or project or in the aggregate with respect to any related items or projects, except for capital expenditures described in the Company Disclosure letter and ordinary repairs, renewals and replacements;
     (h) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election that is inconsistent with Company’s current tax election practices;

     (i) change or make any tax elections or its tax or accounting policies and procedures or any method or period of accounting unless required by GAAP, Statutory Accounting Policies or a Governmental Entity;
     (j) grant or commit to grant any extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or holder of 10% or more of the outstanding Company Stock, or any Affiliate of such Person;
     (k) close or relocate any principal offices at which business is conducted or open any new principal offices;
     (l) except as provided in the Company Disclosure Letter, in Section 12.1 or elsewhere in this Section 6.1, adopt or enter into any new employment agreement with any executive level employee or other employee benefit plan or arrangement or amend or modify any employment agreement or employee benefit plan or arrangement of any such type except for such amendments as are required by applicable Laws;
     (m) initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate or have any discussions with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange or issuance agreement, option agreement, or other similar agreement related to any Competing Transaction or agree to do any of the foregoing, or authorize any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its Affiliates (the “Representatives”) to take any such action, and will cause the Representatives not to take any such action, and Company shall notify Parent of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters. For purposes of this Agreement, “Competing Transaction” shall mean any of the following involving Company and any Person other than Parent or any of its Affiliates: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of Company representing 15% or more of the consolidated assets of Company; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing 15% or more of the voting power of Company; or a tender offer or exchange offer for at least 15% of the outstanding shares of Company. Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than Parent) conducted heretofore with respect to any of the foregoing. Company shall take the necessary steps to inform promptly the appropriate individuals or entities referred to above of the obligations undertaken in this Section. Company shall notify Parent within 48 hours of the receipt of any such inquiries, proposals or offers, the request for any such information, or the initiation or continuation of any such negotiations or discussions which are sought to be initiated or continued with Company. Notwithstanding any other provision in this Section 6.1(m), prior to the duly convened meeting of the shareholders of the Company required by Section 6.6, and subject to compliance with the other terms of this Section 6.1(m), and to first entering into a confidentiality agreement having confidentiality provisions that are no less favorable to Company than those contained in the Confidentiality Agreement, the Board of Directors of Company shall be permitted to engage in discussions or negotiations with, or provide any nonpublic information or data to, any Person in response to an unsolicited bona fide written proposal for a Competing Transaction by such Person first made after the date hereof which the Board of Directors of Company concludes in good faith (after consultation with its financial advisor) constitutes or is reasonably likely to result in a Superior Proposal (as defined below), or to recommend such Superior Proposal to the holders of Company Stock, if and only to the extent that the Board of Directors of Company reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable law; provided, that Company and the Board of Directors of Company shall have given Parent at least 48 hours prior notice of its intent to do so before taking any such action; provided, further, that Company and the Board of Directors of Company shall keep Parent informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis. Parent has the right to meet any such proposal for a Competing Transaction at any time prior to the Board of Directors of Company making a determination that the Competing Transaction is a Superior Proposal. For purposes of this Agreement, “Superior Proposal” shall mean a bona fide written proposal for a Competing Transaction which the Board of Directors concludes in good faith, after consultation with its financial advisor and its legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal is more favorable to the Company’s shareholders from a financial point of view, than the transactions contemplated by this Agreement. Provided, that, for purposes of this definition of “Superior Proposal” the term Competing Transaction shall have the meaning assigned to such term in this Section 6.1(m), except that the reference to “15% or more” in the definition of Competing Transaction shall be deemed to be a reference to “a majority.” Nothing in this Section 6.1(m) shall prohibit Company or its Board of Directors from taking and disclosing to the Company shareholders a position with respect to a Competing Transaction to the extent required under the Exchange Act, or from making such disclosure to the Company shareholders which, after consultation with outside counsel, the Board determines is otherwise required under applicable law;
     (n) shall use its commercially reasonable best efforts to not incur expenses related to the execution, delivery and performance of this Agreement in excess of $2 million;
     (o) grant any Person a power of attorney or similar authority;
     (p) make any investment by purchase of stock or securities, contributions to capital, property transfers or otherwise in any other Person, except for federal funds, obligations of the United States Treasury or an agency of the United States Government the obligations of which are entitled to or implied to have the full faith and credit of the United States government and which have an original maturity not in excess of one year, bank qualified investment grade municipal bonds, in any case, in the ordinary course of business consistent with past practices;
     (q) amend or modify any Scheduled Contract or enter into any agreement or contract that would be required to be a Scheduled Contract under Section 4.15; provided, that Company may renew an existing Scheduled Contract in the ordinary course of business on substantially equivalent terms;

     (r) sell, transfer, mortgage, encumber or otherwise dispose of any material assets or release or waive any material claim;
     (s) take any action which would or could reasonably be expected to (i) adversely affect the ability of Parent or Company to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Company’s ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Parent’s or Company’s obligations hereunder, as set forth in Articles 9, 10 or 11 herein not being satisfied;
     (t) make any special or extraordinary distributions or payments to any Person;
     (u) settle any material claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;
     (v) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other person, except for short-term borrowings made at prevailing market rates and terms consistent with prior practice;
     (w) enter into any new material line of business;
     (x) engage in any material transaction or incur or sustain any material obligation not in the ordinary course of business consistent with past practice; and
     (y) agree or make any commitment to take any actions prohibited by this Section 6.1.
     6.2. Affirmative Conduct Prior to Effective Time of the Merger. Between the date hereof and the Effective Time of the Merger, Company shall cause Company and Company Subsidiaries to:
     (a) use their commercially reasonable efforts consistent with this Agreement to maintain and preserve intact their present business organization and to maintain and preserve their relationships and goodwill with customers, employees and others having business relationships with Company and Company Subsidiaries;
     (b) use their commercially reasonable efforts to keep in full force and effect all of the existing material permits and licenses of Company;
     (c) use their commercially reasonable efforts to maintain insurance coverage at least equal to that now in effect on all properties which they own or lease and on their business operations;
     (d) perform their contractual obligations and not become in default on any such obligations;

     (e) duly observe and conform to all applicable Laws;
     (f) maintain their assets and properties in good condition and repair, normal wear and tear excepted;
     (g) file all Tax Returns required to be filed with any tax authority in accordance with all applicable laws, timely pay all Taxes due and payable as shown in the respective Tax Returns that are so filed and ensure that the Tax Returns will, as of the time of filing, be based on tax positions that have substantial support under all applicable Laws; and
     (h) promptly notify Parent regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent’s report, any notice of proposed assessment, or any other similar notification of potential adjustments to the Tax liabilities or attributes of Company, or any actual or threatened collection enforcement activity by any Tax authority with respect to tax liabilities of Company.
     6.3. Access to Information. Company will afford, upon reasonable notice, to Parent and its representatives, counsel, accountants, agents and employees reasonable access during normal business hours to all of their business, operations, properties, books, files and records and will do everything reasonably necessary to enable Parent and its representatives, counsel, accountants, agents and employees to make a complete examination of the financial statements, business, assets and properties of Company and the condition thereof and to update such examination at such intervals as Parent shall deem appropriate. Such examination shall be conducted in cooperation with the officers of Company and in such a manner as to minimize any disruption of, or interference with, the normal business operations of Company. Upon the request of Parent, and upon Parent’s execution and delivery of a customary waiver, Company will request E&Y to provide reasonable access to representatives of Parent, to auditors’ work papers with respect to the business and properties of Company, including tax accrual work papers prepared for Company during the preceding 60 months, other than (a) books, records and documents covered by the attorney-client privilege, or that are attorneys’ work product, and (b) books, records and documents that Company are legally obligated to keep confidential. All documents and information concerning Company so obtained from any of them (except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Statement or any of the public portions of any applications required to be filed with any Governmental Entity to obtain the approvals and consents required to effect the transactions contemplated hereby), shall be subject to the Confidentiality Agreement.
     6.4. Filings. Company agrees that through the Effective Time of the Merger, Company’s reports, proxy statements, registrations, statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all applicable Laws enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     6.5. Notices; Reports. Company will promptly notify Parent of any event of which Company obtains knowledge which has had or may have a Material Adverse Effect, or in the event that Company determines that it is unable to fulfill any of the conditions to the performance of Parent’s obligations hereunder, as set forth in Articles 9 or 11 herein, and Company will furnish Parent (i) as soon as available, and in any event within one Business Day after it is mailed or delivered to the Board of Directors of Company or committees thereof, any report by Company for submission to the Board of Directors of Company or committees thereof, provided, however, that Company need not furnish to Parent communications of Company’s legal counsel regarding Company’s rights and obligations under this Agreement or the transactions contemplated hereby, or other communication or incident to Company’s actions pursuant to Section 6.1(m) hereof, or books, records and documents covered by confidentiality agreements or the attorney-client privilege, or which are attorneys’ work product, (ii) as soon as available, all proxy statements, information statements, financial statements, reports, letters and communications sent by Company to its shareholders or other security holders, and all reports filed by Company with the SEC or other Governmental Entities, and (iii) such other existing reports as Parent may reasonably request relating to Company.
     6.6. Company Shareholders’ Meeting. As promptly as practicable after the execution of this Agreement, Company will take action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders to consider and vote upon this Agreement and the transactions contemplated hereby so as to permit the consummation of the transactions contemplated hereby. The Board of Directors of Company shall recommend that its shareholders approve and adopt this Agreement and the transactions contemplated hereby, including the Merger; provided, however, that the Board of Directors of Company may withdraw, modify or change its recommendation to the shareholders if the Board determines in good faith, following consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable law. Subject to the proviso of the immediately preceding sentence, Company will use its commercially reasonable efforts to obtain the requisite affirmative vote of the holders of the outstanding Company Stock for the approval and adoption of this Agreement and the Merger.
     6.7. Proxy Statement. Company will promptly prepare or cause to be prepared the Proxy Statement, and further agrees to provide any information requested by Parent for the preparation of any applications necessary to consummate the transactions contemplated hereby. Company shall afford Parent a reasonable opportunity to review all such applications and all amendments and supplements thereto before the filing thereof. The Proxy Statement shall contain the favorable recommendation of the Board of Directors, provided however, that the Board of Directors of the Company may withdraw, modify or change the recommendation if the Board of Directors determines in good faith, following consultation with outside legal counsel, that to do so would be inconsistent with its fiduciary duties under applicable law. Company covenants and agrees that, with respect to the information relating to Company, the Proxy Statement will comply with all material applicable Laws, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Company will use its commercially reasonable efforts to assist Parent in obtaining all approvals or consents of Governmental Entities necessary to effect the Merger and the transactions contemplated herein.

ARTICLE 7.
COVENANTS OF PARENT AND MERGER SUB
     Parent and Merger Sub covenant and agree with Company as follows:
          7.1. Limitation on Conduct Prior to Effective Time of the Merger. Between the date hereof and the Effective Time of the Merger, except as contemplated by this Agreement, each of Parent and its Subsidiaries shall not, without the prior written consent of Company, which consent Company shall not unreasonably withhold or delay:
          (a) take any action which would or is reasonably likely to (i) adversely affect the ability of Parent to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Parent’s ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Company’s or Parent’s obligations hereunder, as set forth in Articles 9, 10 or 11 herein not being satisfied; or
          (b) agree or make any commitment to take any actions prohibited by this Section 7.1.
          7.2. Applications. Parent will, as promptly as practicable, but in any event within 30 days of the date hereof, prepare and file in final form or cause to be prepared and filed in final form (it being recognized that applicable Governmental Entities may require supplemental filings after such filing in final form) any applications necessary to consummate the transactions contemplated hereby. Parent shall afford Company a reasonable opportunity to review all such applications (except for the confidential portions thereof) and all amendments and supplements thereto before the filing thereof.
          7.3. Notices; Reports. Parent will promptly notify Company in the event that Parent determines that it is unable to fulfill any of the conditions to the performance of Company’s obligations hereunder, as set forth in Articles 9 or 10 herein.
          7.4. Indemnification and Directors’ and Officers’ Insurance.
          (a) From and after the Effective Time of the Merger, the Surviving Corporation shall, to the fullest extent permitted by applicable Law, indemnify and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time of the Merger, an officer or director of Company (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time of the Merger, whether asserted or claimed prior to, or at or after, the Effective Time of the Merger (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby)

(“Indemnified Liabilities”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Company pursuant to Company’s Articles of Incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors or officers of Company.
          (b) For a period of six years after the Effective Time of the Merger, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Company (provided that the Surviving Corporation may substitute therefore policies with a substantially comparable insurer of at least the same coverage, amounts and retentions containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time of the Merger.
          (c) The Surviving Corporation shall pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 7.4 to the extent that the Indemnified Person prevails in a dispute with the Surviving Corporation concerning the enforcement of this Section 7.4.
          (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.4.
          (e) The provisions of this Section 7.4, (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
ARTICLE 8.
ADDITIONAL COVENANTS
     The parties hereto hereby mutually covenant and agree with each other as follows:
          8.1. HSR Matters. Each party hereto shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof. Each such filing shall request early termination of the waiting periods imposed by the HSR Act. Each party hereby agrees to use commercially reasonable efforts to cause a termination of the waiting period under the HSR Act without the entry by a court of competent jurisdiction of an order enjoining the consummation of the transactions contemplated hereby at as early a date as possible. Each party also agrees to respond promptly to all investigatory requests as may be made by the government. In the event that a Request for Additional Information is issued under the HSR Act, each party agrees to furnish all information required and to comply substantially with such Request as soon as is practicable after its receipt thereof so that any additional applicable waiting period under the HSR Act may commence. Each party will keep the other party apprized of the status of any inquiries made of such party by the Department of Justice, Federal Trade Commission or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby. All filing fees to be paid by Parent, Merger Sub or Company in connection with filing Notification and Report Forms pursuant to the HSR Act shall be paid by Company. To the extent any other antitrust or similar notification or consent is required from any other Governmental Entity, such filings and costs shall be undertaken and borne by the Company.
          8.2. Insurance Approvals.
          (a) As soon as reasonably practicable following the date of this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to prepare and file with relevant insurance regulators requests for approval of the transactions contemplated by this Agreement.
          (b) Parent shall give to the Company prompt written notice if it receives any material notice or other communication from any insurance regulator in connection with the transactions contemplated in this Agreement, and, in the case of any such written notice or communication, shall promptly furnish the Company with a copy thereof.
          (c) All of Parent’s applications and substantive correspondence with the insurance regulators to the extent that such application or correspondence relates to an issue which, if the Merger were not consummated would be reasonably likely to have a material adverse effect on the Company which applications or correspondence shall be approved in advance by the Company (such approval not to be unreasonably withheld, conditioned or delayed).
          (d) The Company shall have the right to participate in and shall, to the extent practicable, receive reasonable prior notice of, all of Parent’s telephone calls and meetings to the extent that an issue which, if the Merger were not consummated would be reasonably likely to have a Material Adverse Effect on the Company, is reasonably likely to be discussed and in which case the Company’s right to participate shall be limited to discussions relating to such issue.
          8.3. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable.
          8.4. Public Announcements. No press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby shall be made by Parent or Company unless the other party shall have provided its prior consent (which shall not be unreasonably withheld, delayed or conditioned) to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party’s disclosure obligations imposed by applicable Laws.
ARTICLE 9.
CONDITIONS PRECEDENT TO THE MERGER
     The obligations of each of the parties hereto to consummate the transactions contemplated herein are subject to the satisfaction, on or before the Closing Date, of the following conditions:
          9.1. Shareholder Approval. The Agreement and the transactions contemplated hereby shall have received all requisite approvals of the shareholders of Company.
          9.2. Insurance Approvals. All insurance approvals of any Governmental Entity shall have been obtained and such approval shall be in full force and effect, and there shall be no proceeding, order or pending or threatened proceeding by insurance regulatory authorities in Minnesota, Michigan or Colorado, the results of such proceeding could materially restrict Surviving Corporation’s ability to operate Company’s business as it is currently being conducted in those states following the Closing date.
          9.3. No Judgments or Orders. No judgment, decree, injunction, order or proceeding shall be outstanding by any Governmental Entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the Merger substantially in the form contemplated by this Agreement.
          9.4. HSR Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
          9.5. Employment Agreements. The following persons must have signed an Employment Agreement and are able to perform thereunder with Surviving Corporation in substantially the form reviewed and approved by Company’s Board of Directors: Jeffrey B. Murphy; Keith D. Krueger; Patricia M. Sheveland; David M. Dietz; and Alfred L. LaTendresse.
          9.6. Claim & Claim Settlement Expense. The Company’s net ultimate liability for incurred loss and allocated loss adjustment expense (excluding inter-company loss adjusting expense) as determined in accordance with Statutory Accounting Policies for accident years 2006 and prior shall not have materially adversely changed from December 31, 2006, based on information available to Company on the Closing Date.
          9.7. Minnesota Workers’ Compensation Assigned Risk Plan. The Company’s contract with the Minnesota Workers’ Compensation Assigned Risk Plan shall be in full force and effect.

ARTICLE 10.
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF COMPANY
     All of the obligations of Company to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by Company:
          10.1. Representations and Warranties; Performance of Covenants. All the covenants, terms and conditions of this Agreement to be complied with and performed by Parent or Merger Sub on or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of Parent contained in Article 5 of this Agreement shall have been true and correct in all respects on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, subject to such exceptions as would not (individually or in the aggregate) have a material adverse effect on Parent and its Subsidiaries, taken as a whole, with the same effect as though such representations and warranties had been made on and as of the Closing Date (it being understood that, for purposes of determining the effect of such exceptions, all materiality qualifications contained in such representations and warranties shall be disregarded).
          10.2. Officers’ Certificate. There shall have been delivered to Company on the Closing Date a certificate executed by an officer of Parent and Merger Sub certifying, to the best of their knowledge, compliance with all of the provisions of Section 10.1.
          10.3. Employee Benefit Plans. Company shall have received evidence reasonably satisfactory to it that all of Company’s employee benefit plans, programs and arrangements have been treated as provided in Article 12 of this Agreement.
ARTICLE 11.
CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB
     All of the obligations of Parent and Merger Sub to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by Parent:
          11.1. Representations and Warranties; Performance of Covenants. All the covenants, terms and conditions of this Agreement to be complied with and performed by Company at or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of Company contained in Article 4 of this Agreement shall have been true and correct in all respects on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, subject to such exceptions as would not (individually or in the aggregate) have a Material Adverse Effect, with the same effect as though such representations and warranties had been made on and as of the Closing Date (it being understood that, for purposes of determining the effect of such exceptions, all Material Adverse Effect and materiality qualifications contained in such representations and warranties shall be disregarded), except that the representations and warranties contained in Section 4.2(a) shall be true and correct in all respects except for insignificant differences at and as of the date hereof and the Closing date.
     11.2. Authorization of Merger. All actions necessary to authorize the execution, delivery and performance of this Agreement by Company and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and shareholders of Company.
     11.3. Officers’ Certificate. There shall have been delivered to Parent on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of Company certifying, to the best of their knowledge, compliance with all of the provisions of Sections 11.1 and 11.2.
     11.4. Company Dissenting Shares. The number of shares of Company Stock which constitute Company Dissenting Shares shall not exceed 10% of the Company Stock issued and outstanding as of the Closing Date.
     11.5. Employee Benefit Plans. Parent shall have received satisfactory evidence that all of Company’s employee benefit plans, programs and arrangements have been treated as provided in Article 12 of this Agreement.
     11.6. Transaction Related Expenses. Parent shall have received satisfactory evidence that the Transaction Related Expenses shall not have exceeded $2,000,000.
     11.7. No Material Adverse Effect. There shall not have occurred a Material Adverse Effect on the Company, ACIC or BCIC, nor any change, event or state of circumstances or facts shall have occurred that may be reasonably be expected to have a Material Adverse Effect on the Company, ACIC or BCIC.
ARTICLE 12.
EMPLOYEE BENEFITS
     12.1. Employee Benefits.
     (a) Following the Effective Time of the Merger, current employees of Company shall continue in the Company Employee Plans and Benefit Arrangements (other than equity-based plans or arrangements) or, in Parent’s sole discretion, shall become eligible for the employee benefit plans and benefit arrangements of Parent (including, without limitation, the medical, dental, short and long term disability, life insurance, cafeteria plan, paid time off and 401(k) Plan, including any matching contributions) on substantially similar terms as such plans and arrangements are generally offered from time to time to employees of Parent in comparable positions with Parent, it being understood that, except as otherwise provided under the terms of any such Company Employee Plan or Benefit Arrangement, Parent shall be entitled from time to time to modify, terminate or supplement any such employee plans or benefit arrangements or to substitute new employee plans or benefit arrangements for such employee plans or benefit arrangements in the exercise of its business judgment.
     (b) With respect to any employee plans and benefit arrangements of Parent in which any current employees of Company first become eligible to participate on or after the Effective Time of the Merger (“New Plans”), Parent shall (i) take commercially reasonable steps to cause the waiver of all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements under any such New Plans, (ii) recognize service of the employees of Company credited by Company prior to the Effective Time of the Merger for purposes of eligibility and vesting under the New Plans (and not for purposes of benefit accrual under any employee defined benefit pension or retiree medical plans), and to the extent permissible under such New Plans, and (iii) credit any deductibles, co-payments or other out-of-pocket expenses for the benefit plan year for each employee and dependent recognized or recognizable under the Company Employee Plans or Benefit Arrangements. Entitlement to Paid Time Off (PTO) of employees of Company accrued as of the Effective Time of the Merger shall not be reduced.
     (c) Parent agrees that immediately (but no later than 5 business days) after the Effective Time of the Merger, the Parent will cause the Surviving Corporation to pay or provide to those persons eligible to participate in the Company’s 2007 Profit Sharing Plan (the “2007 Profit Sharing Plan”) and employed by Company on the Effective Time of the Merger (and waiving any other employment related condition under the 2007 Profit Sharing Plan), (A) the cash incentive payment under Company’s 2007 Profit Sharing Plan payable to such employee as if the last day prior to the Effective Time of the Merger were the last day of the performance period for purposes of calculating the amounts payable to eligible employees under the 2007 Profit Sharing Plan (“Adjusted Performance Period”) and based upon the actual achievement of each measure of the 2007 Profit Sharing Plan for the Adjusted Performance Period compared to the respective fiscal year goals, such goals to be pro-rated based on the number of completed months in the Adjusted Performance Period.
     (d) Parent agrees that those persons who were employees of Company who remain as employees of Parent or the Surviving Corporation after the Effective Time of the Merger, on such date as determined by Parent in its sole discretion, will be entitled to participate in annual cash incentive performance programs generally offered to employees of Parent (to the extent that such programs are offered from time to time by Parent) on the same terms as such programs are generally offered from time to time to employees in comparable positions with Parent.
     (e) For a period until six months after the Effective Time of the Merger, Parent will cause the Surviving Corporation to pay and provide to employees of Company whose employment terminates on or after the Effective Time of the Merger severance benefits and other required benefits under conditions and in amounts that are no less favorable to the employee than those provided for under the Company’s severance programs as in effect as of the Effective Time of the Merger. Any such severance and other benefits under the Company’s severance programs shall be in addition to, and shall not be reduced or offset by any notice pay, severance pay or pay in lieu of notice required under any federal or state statute or regulation.

     (f) Parent will cause the Surviving Corporation to assume and perform all of the obligations of Company under the terms of any Executive Employment Agreement with any of the Company’s executive officers, and to pay and provide to Employees of the Company whose employment terminates on or after the Effective Time if the Merger and who, as a result, become eligible for benefits under the terms of any Executive Employment Agreement, each and every benefit to which the employee is entitled under the terms of such agreements.
     (g) In the event Section 409A(a)(1)(B) of the Code requires a deferral of any payment to an employee who is a “specified employee” as that term is defined in Code 409A, such payment shall be accumulated and paid in a single lump sum on the earliest date permitted by Code 409A.
     12.2. Company Stock Options and the Company Stock Option Plans. As soon as practicable following the date of this Agreement, the Board of Directors of Company (or, if appropriate, any committee administering the Company Stock Option Plans) shall take such actions as are required to: (i) provide that each outstanding Company Stock Option shall automatically accelerate so that each such Company Stock Option shall, immediately prior to the Effective Time of the Merger, become fully vested and fully exercisable for all the Shares at the time subject to such Company Stock Option and may be exercised by the holder thereof for any or all of such Shares as fully vested Shares, (ii) provide that the ESPP shall terminate prior to the earlier of the Effective Time of the Merger or December 31, 2007 and (iii) provide that, upon the Effective Time of the Merger, all outstanding Company Stock Options, to the extent not exercised immediately prior to the Effective Time of the Merger, shall be cancelled (and each holder of a Company Stock Option shall cease to have any rights with respect thereto except as provided in this Section 12.2(a)(ii)) in exchange for a cash payment by Company of an amount equal to (A) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Company Stock subject to such Company Stock Option, multiplied by (B) the number of shares of Company Stock subject to such Company Stock Option.
     (a) All amounts payable pursuant to this Section 12.2 shall be subject to any required withholding of taxes and shall be paid without interest.
     (b) The Board of Directors of Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such actions as are required to delete as of the Effective Time of the Merger the provision in any other Employee Plan or Benefit Arrangements of Company providing for the issuance, transfer or grant of any capital stock of Company or any interest in respect of any capital stock of Company and to ensure that following the Effective Time of the Merger no holder of a Company Stock Option or any participant in any Company Stock Plan or other Company Employee Plan or Benefit Arrangement shall have any right thereunder to acquire any capital stock of Company or the Surviving Corporation.

ARTICLE 13.
TERMINATION
     13.1. Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of this Agreement by the shareholders of Company, upon the occurrence of any of the following:
     (a) By mutual agreement of Parent and Company, in writing;
     (b) By Parent or Company upon the failure of the shareholders of Company to give the requisite approval of this Agreement at the duly convened meeting of the shareholders of the Company required by Section 6.6, or any adjournment or postponement thereof; provided that the right to terminate this Agreement under this Section 13.1(b) shall not be available where the failure to obtain the requisite shareholder approval of this Agreement shall have been caused by the action or failure of the Company and such action or failure to act constitutes a breach by the Company of this Agreement;
     (c) By Company, upon written notice to Parent, if there shall have been a breach by Parent or Merger Sub of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub, which breach, either individually or in the aggregate, would result in the failure of the condition set forth in Section 10.1 and which breach has not been cured within 30 days following written notice thereof to Parent or, by its nature, cannot be cured within such time period;
     (d) By Parent, upon written notice to Company, if there shall have been a breach by Company of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, which breach, either individually or in the aggregate, would result in the failure of the condition set forth in Section 11.1 and which breach has not been cured within 30 days following written notice thereof to Company or, by its nature, cannot be cured within such time period;
     (e) By Company or Parent if any conditions set forth in Article 9 shall not have been met by February 28, 2008; provided, however, that this Agreement shall not be terminated pursuant to this Section 13.1(e) if the relevant condition shall have failed due to the failure of the party seeking to terminate to comply in all material respects with its obligations under this Agreement;
     (f) By Company if any of the conditions set forth in Article 10 shall not have been met by February 28, 2008; provided, however, that this Agreement shall not be terminated pursuant to this Section 13.1(f) if the relevant condition shall have failed due to the failure of Company to comply in all material respects with its obligations under this Agreement;
     (g) By Parent if any of the conditions set forth in Article 11 shall not have been met by February 28, 2008; provided, however, that this Agreement shall not be terminated pursuant to this Section 13.1(g) if the relevant condition shall have failed due to the failure of Parent to comply in all material respects with its obligations under this Agreement;

          (h) By Parent if the Board of Directors of Company shall have failed to recommend adoption of this Agreement at the duly convened meeting of the shareholders of the Company required by Section 6.6, or withdrawn or modified or qualified in a manner adverse to Parent its favorable recommendation of this Agreement or recommended any Competing Transaction to the shareholders of Company; or
          (i) By Company if the Board of Directors of Company shall, concurrently with such termination, authorize Company to enter into an agreement with respect to a Competing Transaction; provided, however, that Company may only exercise its right to terminate this Agreement pursuant to this Section 13.1(i) if (i) Company shall have complied in all material respects with Section 6.1(m); (ii) the Board of Directors of Company, after consultation with its financial advisor, has reasonably determined in good faith that such Competing Transaction is a Superior Proposal (taking into account any proposal or offer which shall have been made by Parent to modify the terms of this Agreement); (iii) the Board of Directors of Company has reasonably determined in good faith (after consultation with outside legal counsel) that the failure to exercise such right of termination would be inconsistent with its fiduciary duties under applicable law; provided, that for purposes of this Section 13.1(i) the term “Competing Transaction” shall have the meaning set forth in Section 6.1(m), except that the reference to “15% or more” in the definition of Competing Transaction shall be deemed to be a reference to “a majority.”
          13.2. Effect of Termination.
          (a) In the event of termination of this Agreement by either Company or Parent as provided in Section 13.1, neither Company nor Parent shall have any further obligation or liability to the other party except under the terms of the Confidentiality Agreement, Section 13.1(i) and this Section 13.2; provided, however, that nothing herein shall relieve any party from liability for any willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements or obligations hereunder.
          (b) Company shall pay Parent an amount equal to the sum of $1,000,000 (the “Termination Fee”) if this Agreement is terminated as follows:
     (i) If Parent or Company terminates the Agreement pursuant to 13.1(b) because of the failure of shareholders to approve the Agreement and within six months of such termination the Company has entered into a definitive agreement with a third party that had publicly announced its interest in pursuing a transaction with the Company prior to the Shareholders’ Meeting at which this Agreement failed to receive approval, and such Termination Fee shall be due upon entry of a definitive agreement with a third party, provided, however, the Company shall not be required to pay the Termination Fee if the Company was otherwise entitled to terminate this Agreement pursuant to Sections 13.1(c), (e) or (f);
     (ii) if Parent shall terminate this Agreement pursuant to Section 13.1(h), then Company shall pay Parent the Termination Fee on the Business Day following such termination; provided, however, the Company shall not be required to pay the Termination Fee if the Company was otherwise entitled to terminate this Agreement pursuant to Section 13.1(c), (e) or (f); and
     (iii) if the Company terminates this Agreement pursuant to Section 13.1(i), the Company will pay the Termination Fee simultaneous with such termination.
          (c) If Company fails to pay all amounts due to Parent on the dates specified in this Section 13.2, then Company shall pay Parent interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Parent.
ARTICLE 14.
MISCELLANEOUS
          14.1. Expenses. Except as otherwise provided herein, all Expenses incurred by Parent, Merger Sub and Company in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its Affiliates, shall be borne solely and entirely by the party which has incurred the same. “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the party and its Affiliates) incurred by the party or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.
          14.2. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another shall be in writing and delivered personally or by confirmed facsimile transmission or sent by a recognized overnight courier service or by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

To Parent or Merger Sub:	Rockhill Holding Company
700 West 47th Street, Suite 350
Kansas City, Missouri 64112
	Attention:	President and Chief Executive Officer
Facsimile Number: (816) 412-7550

With a copy to:	Lathrop & Gage
2345 Grand Avenue
Kansas City, Missouri 64108
	Attention:	Thomas H. Stahl
Facsimile Number: (816) 292-2001

To Company:	RTW, Inc.
8500 Normandale Lake Blvd., Suite 1400
Bloomington, Minnesota 55437
	Attention:	President and Chief Executive Officer
Facsimile Number: (952) 893-3700

With a copy to:	Lindquist & Vennum P.L.L.P.
80 South 8th Street
Minneapolis, MN 55402
	Attention:	Thomas G. Lovett IV
Jonathan B. Levy
Facsimile Number: (612) 371-3207
     Any such notice, request, instruction or other document shall be deemed received (i) on the date delivered personally or delivered by confirmed facsimile transmission, (ii) on the next Business Day after it was sent by overnight courier, delivery charges prepaid; or (iii) on the fourth Business Day after it was sent by registered or certified mail, postage prepaid. Any of the persons shown above may change its address for purposes of this section by giving notice in accordance herewith.
          14.3. Assignment. All terms and conditions of this Agreement shall be binding upon and shall inure, to the extent permitted by law, to the benefit of the parties hereto and their respective permitted transferees and successors and permitted assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto, without the prior written approval of the other parties hereto, may not be transferred, assigned or delegated by any party hereto (by operation of law or otherwise) and any such attempted transfer, assignment or delegation shall be null and void.
          14.4. Counterparts. This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which, taken together, shall constitute one original document and shall become effective when one or more counterparts have been signed by the appropriate parties and delivered to each party hereto.
          14.5. Effect of Representations and Warranties. The representations and warranties contained in this Agreement shall terminate immediately after the Effective Time of the Merger.
          14.6. Third Parties. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action for any person other than parties hereto, including, without limitation, current or former employees, directors, agents and independent, contractors, except as provided in Section 7.4(e). As used in this Agreement the term “parties” shall refer only to Parent, Merger Sub and Company as the context may require.
          14.7. Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.
          14.8. Knowledge. Whenever any statement herein or in any list, certificate or other document delivered to any party pursuant to this Agreement is made “to the knowledge” or

“to the knowledge” of any party or another Person, such party or other Person shall make such statement based upon the actual knowledge after reasonable inquiry of the senior executive officers of such Person.
     14.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.
     14.10. Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement and shall not affect the interpretation hereof.
     14.11. Severability. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner and with substantially the same effect as originally set forth at the date this Agreement was executed.
     14.12. Waiver and Modification; Amendment. No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. Except as otherwise required by law, this Agreement, when executed and delivered, may be modified or amended by action of the Boards of Directors of Parent, Merger Sub and Company without action by their respective shareholders. This Agreement may be modified or amended or any provision hereof waived only by an instrument of equal formality signed by the parties or their duly authorized agents.
[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

ROCKHILL HOLDING COMPANY
By:	Terry L. Younghanz
Its:	Chief Executive Officer

ROCKHILL ACQUISITION CORPORATION
By:	Terry L. Younghanz
Its:	Chief Executive Officer

RTW, INC.
By:	Jeffrey B. Murphy
Its:	President and Chief Executive Officer